UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2010

QUICKSILVER GAS SERVICES LP
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33631	56-2639586
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Rosedale Street
Fort Worth, Texas 76104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-8620

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 6, 2010, Cowtown Pipeline Partners L.P. (“Pipeline Partners”), an indirect wholly-owned subsidiary of Quicksilver Gas Services LP (the “Partnership”), assumed all of the rights and obligations of Cowtown Pipeline L.P. (“Pipeline”), an indirect wholly-owned subsidiary of Quicksilver Resources Inc., under the Gas Gathering Agreement, effective December 1, 2009, between Pipeline and Quicksilver Resources.  Pipeline Partners assumed these rights and obligations under the Gas Gathering Agreement in connection with the closing of the acquisition described in Item 2.01 of this Current Report on Form 8-K.

The Gas Gathering Agreement governs the receipt, gathering and delivery by Pipeline Partners of natural gas produced by Quicksilver Resources from the Alliance Airport area in Tarrant and Denton Counties, Texas, in return for a monthly fee paid by Quicksilver Resources based on the volume of natural gas that is received, gathered and delivered.  The Gas Gathering Agreement has a primary term of ten years that continues for successive one-year renewal periods thereafter unless terminated by either party.

The foregoing description of the Gas Gathering Agreement is qualified in its entirety by reference to the Gas Gathering Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Quicksilver Gas Services GP LLC (the “General Partner”), an indirect wholly-owned subsidiary of Quicksilver Resources and sole general partner of the Partnership, holds a 1.6% general partner interest and incentive distribution rights in the Partnership.  Quicksilver Resources indirectly holds a 59.4% limited partner interest in the Partnership.  Certain directors and officers of the General Partner serve as directors and/or officers of Quicksilver Resources.

 Item 1.02.  Termination of a Material Definitive Agreement.

On January 6, 2010, the Option, Right of First Refusal, and Waiver in Amendment to Omnibus Agreement and Gas Gathering and Processing Agreement, dated June 9, 2009, among Quicksilver Resources, the Partnership, the General Partner, Pipeline Partners and Cowtown Gas Processing Partners L.P. (“Processing Partners”), an indirect wholly-owned subsidiary of the Partnership (the “Alliance Option Agreement”), was terminated by agreement of the parties in connection with the closing of the acquisition described in Item 2.01 of this Current Report on Form 8-K.

The Alliance Option Agreement (i) waived certain rights of the General Partner, the Partnership, and related parties to purchase midstream assets located in and around the Alliance Airport area in Tarrant County, Texas (the “Alliance Midstream Assets”), as those rights are defined and described in the Omnibus Agreement, dated August 10, 2007, among the Partnership, the General Partner and Quicksilver Resources, and the Sixth Amended and Restated Gas Gathering and Processing Agreement, dated September 1, 2008, among Quicksilver Resources, Pipeline Partners and Processing Partners; (ii) permitted Quicksilver Resources and related parties to own and operate the Alliance Midstream Assets; and (iii) granted the Partnership an option and right of first refusal to purchase the Alliance Midstream Assets and certain additional midstream assets located in Denton County, Texas.  The Alliance Option Agreement was attached as Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed on June 9, 2009.

The discussion of the of the relationships between entities in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On January 6, 2010, the Partnership and Pipeline Partners completed the previously announced acquisition of various gas gathering pipeline and related properties located in the Alliance Airport area of Tarrant and Denton Counties, Texas, from Pipeline for an aggregate cash purchase price of approximately $95 million, which is subject to final adjustment pursuant to the purchase agreement.  In addition, Pipeline Partners has agreed to lease certain gathering assets from Pipeline through December 29, 2011.  Pipeline Partners also succeeded as a party to the Alliance Gas Gathering Agreement, as discussed in Item 1.01 of this Current Report on Form 8-K.  The Conflicts Committee, consisting solely of independent members of the Board of Directors of the General Partner, and the full Board of Directors of the General Partner, unanimously approved the terms of the acquisition, including the purchase price.

On January 6, 2010, the Partnership issued a press release announcing the completion of the acquisition described above.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 2.01.

The discussion of the of the relationships between entities in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

 Item 8.01.  Other Events.

On January 4, 2009, the underwriters of the Partnership’s previously announced public offering of 4,000,000 common units representing limited partnership interests exercised their option to purchase an additional 549,200 common units.

Item 9.01.	Financial Statements and Exhibits.

  (d) Exhibits.

Exhibit Number	Description
10.1	Gas Gathering Agreement, effective December 1, 2009, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.
99.1	Press release dated January 6, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER GAS SERVICES LP

By:	Quicksilver Gas Services GP LLC,
its General Partner

By:	/s/ Philip Cook
Philip Cook
Senior Vice President – Chief Financial Officer

Date: January ___, 2010

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Gas Gathering Agreement, effective December 1, 2009, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.
99.1	Press release dated January 6, 2010.